Exhibit 99.1

 FALCON HOLDING GROUP, L.P. COMMENCES OFFER TO PURCHASE AND SOLICITATION OF CONSENTS FROM HOLDERS OF ITS 11% SENIOR SUBORDINATED NOTES DUE 2003

     Los Angeles, CA -- April 20, 1998--Falcon Holding Group, L.P. ("FHGLP") announced today that it is commencing a fixed spread cash tender offer for all $282.2 million outstanding principal amount of its 11% Senior Subordinated Notes due 2003 (the "Notes"). The purchase price for Notes validly tendered and accepted for purchase will be an amount based on a yield to the first redemption date equal to a 50 basis point spread over the yield of the 6% U.S. Treasury Note due September 30, 1998 as of 3:00 p.m., New York City time, on May 1, 1998, less a consent payment of $ 20 per $ 1,000 principal amount. The tender offer is scheduled to expire at Noon, New York City time, on May 18, 1998, unless extended.

     In conjunction with the tender offer, FHGLP is also soliciting consents from the holders of the Notes to effect certain amendments to the indenture governing the Notes. Holders who provide consents to the proposed amendments will receive a consent payment of $ 20 per $ 1,000 principal amount of Notes tendered and accepted for purchase pursuant to the tender offer if they provide their consents on or prior to 5:00 p.m., New York City time, on May 1, 1998. Holders who tender Notes in the tender offer are obligated to consent to the proposed amendments and holders may not deliver consents without tendering their Notes in the tender offer. Additionally, holders may not revoke consents without withdrawing from the tender offer the previously tendered Notes to which such consents relate.

     Morgan Stanley Dean Witter is acting on behalf of FHGLP as dealer manager and solicitation agent, and MacKenzie Partners, Inc. is the information agent for the tender offer and consent solicitation. The Offer to Purchase and Consent Solicitation Statement dated April 20, 1998 and related documentation can be obtained from MacKenzie Partners, Inc. by calling toll free (800) 322-2885.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation is made solely by the Offer to Purchase and Consent Solicitation Statement dated April 20, 1998.

     The tender offer and consent solicitation are conditioned upon, among other things, the valid tender of at least a majority in aggregate principal amount of the Notes outstanding.

     This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of FHGLP with respect to various matters. These forward-looking statements are based on information currently available to FHGLP as of the date of this release and FHGLP assumes no obligation to update any such statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

     FHGLP owns or manages cable television systems in 26 states. FHGLP owns cable television systems (the "Owned Systems") in 23 states, principally in California, Oregon, Missouri, Georgia, Texas, North Carolina and Alabama. As of December 31, 1997, the Owned Systems passed approximately 938,000 homes and served approximately 563,000 basic subscribers. FHGLP also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems") in 16 states, including North Carolina, Kentucky, Illinois, Washington and Tennessee. As of December 31, 1997, the Affiliated Systems passed approximately 331,000 homes and served approximately 214,000 basic subscribers.

INVESTOR CONTACT:          Michael K. Menerey
                           Executive Vice President and Chief Financial
                             Officer
                           (626) 844-1700